Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of M Fund, Inc. and to the use of our report dated February 16, 2009 on the financial statements and financial highlights as of and for the year ended December 31, 2008 of Brandes International Equity Fund, Turner Core Growth Fund, Frontier Capital Appreciation Fund and Business Opportunity Value Fund, each a series of shares of M Fund, Inc. Such financial statements and financial highlights appear in M Fund, Inc.’s 2008 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ Briggs, Bunting & Dougherty, LLP
Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

April 28, 2009